EXHIBIT 10.2

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN

NON-QUALIFIED STOCK OPTION AWARD MEMORANDUM

Employee:	XXXX
Date of Grant:	XXXX

Number of Stock Option Shares Subject to Award:	XXXX
Exercise Price per Share:	XXXX

Term/Expiration Date:	XXXX

Number of Stock Options Vesting	Vesting Date
XXXX	XXXX

Additional terms and conditions of your Award are included in the Stock Option Award Agreement. As a condition to your receipt of Options, you must accept the terms and conditions of this Award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this Award within such time, this Award may be forfeited and immediately terminate.
Note: Article 2.1 of the Stock Option Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

Date of Grant: XXXX

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN

Stock Option Award Agreement

This Stock Option Award Agreement (the “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Stock Option Award Memorandum (the “Award Memorandum”) who is an employee of the Company or Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to Participant Stock Options representing the opportunity to purchase a number of the Company’s common shares, $.125 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Article 1 of the Plan for a list of defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

ARTICLE 1.
Grant and Terms of Stock Options

1.1    Grant of Stock Options. Pursuant to the Plan, the Company has granted to Participant the number of Non-Qualified Stock Options as specified in the Award Memorandum (“Stock Options”), effective as of the Date of Grant.
1.2    Exercise of Stock Options. The Stock Options are exercisable as follows:
(a)    The Stock Options will be exercisable cumulatively according to the vesting schedule specified in the Award Memorandum. For purposes of this Agreement, except as provided in Sections 1.2(b) and 1.5, the Shares subject to the Stock Options will vest based on the Participant’s continued status as an employee of the Company. Stock Options may not be exercised for a fraction of a Share.
(b)    In the event of the Participant’s death, Disability or other termination of employment, the exercisability of the Stock Options will be governed by Section 12.1

Date of Grant: XXXX

of the Plan; provided, however, if Participant’s employment is terminated without Cause, then, within thirty (30) days of Participant’s signing and not revoking a general release in a form acceptable to the Company (a “Release”), Participant will vest in a pro rata percentage of the Stock Options that would have vested at the end of the year had Participant not been terminated without Cause, said percentage equal to a fraction, the numerator being the number of days from the beginning of the year to the date on which Participant’s employment terminated, and the denominator being 365.
(c)    In the event the exercise of Stock Options following the termination of Participant’s employment would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Exchange Act, then the Options will terminate on the earlier of (i) the Term/Expiration Date of the Stock Options as set forth in the Award Memorandum or (ii) the expiration of a period of three (3) months after the termination of Participant’s employment during which the exercise of the Stock Options would not be in violation of such registration requirements.
(d)    In no event may the Stock Options be exercised after the Term/Expiration Date of the Stock Options as set forth in the Award Memorandum.
(e)    Vested portions of any Stock Option may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding pursuant to Section 18.3 of the Plan.
1.3    Payment of Exercise Price. Subject to the approval of the Committee, the Exercise Price may be paid:
(a)    in cash in any manner satisfactory to the Committee;
(b)    by tendering (either by actual delivery of Shares or by attestation) previously owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;
(c)    by a combination of cash and Shares;
(d)    to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable; or

Date of Grant: XXXX

(e)    by another method permitted by law that assures full and immediate payment of the Exercise Price.
(f)    The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company. If the Exercise Price of a Stock Option is paid by tendering Restricted Shares, then the portion of the Shares received upon the exercise equal in number to the number of tendered Restricted Shares will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.
1.4    Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of Stock Options without any restrictions other than those described in Section 1.3 above and Section 17.2 of the Plan. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.
1.5    Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on XXXX and ending on the date of a Change in Control, the Participant will become 100% Vested in all the Stock Options subject to the Award upon the Change in Control, except to the extent that an award meeting the requirements of Section 1.5(d) (a “Replacement Award”) is provided to the Participant in accordance with Section 1.5(d) to replace, adjust or continue the award of Stock Options covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Stock Options in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Vesting Period, the Participant shall become 100% Vested in the Replacement Award upon such termination.
(c)    For purposes of this Agreement, a “Change in Control” means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange

Date of Grant: XXXX

Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.5(c)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 1.5(c)(iii)(A) or 1.5(c)(iii)(B) below;
(ii)    individuals who, as of XXXX, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to XXXX whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
(iv)    approval by the Shareholders of a complete liquidation or dissolution of the Company.

Date of Grant: XXXX

(d)    For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based non-qualified stock options) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1.5(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(e)    The terms “Cause” and “Good Reason” shall have the meanings set forth in Participant’s employment letter agreement with the Company dated XXXX.

ARTICLE 2.
Other Terms and Conditions

2.1    Non-Compete and Confidentiality.
(a)    A Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)    Failure to comply with subsection (a) above will cause a Participant to forfeit the right to the Stock Options and require the Participant to reimburse the Company for the taxable income received on the exercise of Stock Options within the 90-day period preceding the Participant’s termination of employment.

Date of Grant: XXXX

ARTICLE 3.
Acknowledgements

3.1    Acknowledgments. In accepting the Award, Participant acknowledges, understands and agrees to the following:
(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    The grant of the Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted in the past;
(c)    All decisions with respect to future Stock Options or other grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;
(e)    The Stock Option Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)    The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(g)    No claim or entitlement to compensation or damages shall arise from forfeiture of any Stock Options resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Stock Options to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(h)    Neither the Plan nor the Stock Options shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

Date of Grant: XXXX

(i)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Stock Options;
(j)    The Stock Options and the Shares underlying the Stock Options, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and
(k)    The Company reserves the right to impose other requirements on participation in the Stock Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ARTICLE 4.
General Provisions

4.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.
4.2    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Stock Options, unless as otherwise specified in the Appendix to this Agreement, including, without limitation, any tax liability associated with the grant or exercise of the Stock Options or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Committee, withholding obligations shall be satisfied by having the Company or one of its Subsidiaries withhold all or a portion

Date of Grant: XXXX

of any Shares that otherwise would be issued to the Participant upon exercise of the vested Stock Options; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant. If the Company does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Participant’s wages or other compensation paid to the Participant, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.
4.3    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries, service solely as a director of the Company or any Subsidiary or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
4.4    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
4.5    These Terms and Conditions Subject to Plan. The Stock Options covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
4.6    Transferability. Except as otherwise provided in the Plan, the Stock Options are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Stock Options shall be null and void.
4.7    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Stock Option award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company or Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Stock Options or any other entitlement to Shares

Date of Grant: XXXX

awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Stock Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

4.8    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
4.9    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
4.10    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Options by electronic means. By accepting

Date of Grant: XXXX

this Award of Stock Options, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.11    Appendix to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Stock Options shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Stock Options to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Stock Options and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate a transfer). In all circumstances, the Appendix shall constitute part of this Agreement.
4.12    Headings. Headings are given to the Articles of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
4.13    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.
4.14    Code Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

[Acceptance Page Contained in Exhibit A]

Date of Grant: XXXX

Exhibit A
Acceptance by Participant

Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

Participant	Date

Participant’s Signature

Date of Grant: XXXX